Exhibit 99.1
HANMI FINANCIAL CORPORATION
CONTACT INFORMATION:
David Yang — (213) 637-4798
www.hanmibank.com
Hanmi Financial Corporation Announces Common Stock Offering
LOS ANGELES, June 20, 2011 (GLOBE NEWSWIRE) — Hanmi Financial Corporation (the “Company”) (Nasdaq: HAFC), the parent company of its wholly—owned subsidiary Hanmi Bank, today announced that it has commenced an underwritten public offering of approximately $75 million of its common stock. FBR Capital Markets & Co. will act as sole book-running manager in connection with this public offering. The Company expects to grant the underwriter a 30-day option to purchase up to $11.25 million of additional common stock, solely to cover over-allotments, if any.
The Company intends to contribute a substantial portion of the net proceeds from the offering to Hanmi Bank as additional capital and to support future organic and acquisition driven growth. The Company intends to retain the remaining net proceeds at the Company level for use as working capital and other general corporate purposes.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The public offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from FBR Capital Markets & Co., Prospectus Department, 1001 19th Street, North, Arlington, VA 22209 or by e-mail at prospectuses@fbr.com.
About Hanmi Financial Corporation
Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.
Forward-Looking Statements
This news release contains forward-looking statements for which the Company claims the protection of the safe harbor contained in the Private Securities and Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. The Company’s Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect its business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.